EXHIBIT 4.59


                            DEBT SETTLEMENT AGREEMENT


THIS AGREEMENT made this 8th day of October, 2004.

BETWEEN:

         MUNDAY HOME SALES LTD.
         206-4400 Dominion Street
         Burnaby, B.C.
         V5G 4G3

         (the "Creditor")

                                                               OF THE FIRST PART

AND:

         AMADOR GOLD CORP.
         16493-26'Avenue
         Surrey, B.C.
         V3S 9W9

         (the "Company")

                                                              OF THE SECOND PART


WHEREAS:

A. The Company is indebted to the Creditor for an aggregate amount of $486,097.07 (the "Indebtedness); and

B. The Creditor has agreed to accept the delivery of 3,739,208 units (the "Units") at a price of $0.13 per unit, in full discharge and complete satisfaction of the Indebtedness and to grant the Company a release as hereinafter described. Each unit consists of one (1) common share (the "Shares") and one (1) non-transferable share purchase warrant (the "Warrant"). Each Warrant entitles the Creditor to purchase one (1) additional common share at a price of $0.13 for a period of two (2) years from the Closing Date.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and other good and valuable consideration (the receipt whereof is hereby acknowledged) the parties hereto agree as follows:

1.       ACKNOWLEDGEMENT OF INDEBTEDNESS

1.1 The Company acknowledges and agrees that it is indebted to the Creditor in the amount of the Indebtedness.

2.       CONDITION PRECEDENT

2.1 The issuance of the Units by the Company and the closing of the transactions contemplated by this Agreement are subject to the Company obtaining all required regulatory and other approvals.

3.       ISSUANCE OF UNITS

3.1 Within three business days of the Company's receipt of all required regulatory and other approvals (the "Closing Date"), the Company shall issue to the Creditor the Units, at an issued price of $0.13 per unit, as full and final payment of the Indebtedness and the Creditor hereby agrees to accept the Units as full and final payment of the Indebtedness.

3.2 On the Closing Date, the Company shall forthwith cause its registrar and transfer agent to issue and deliver certificates representing the Shares to the Creditor and deliver the Warrant to the Creditor.

4.       RELEASE AND DISCHARGE

4.1 The Creditor hereby agrees that upon delivery of the Units by the Company in accordance with the provisions of this Agreement, the Indebtedness will be fully satisfied and extinguished and the Creditor will remise, release and forever discharge the Company and its shareholders, directors, officers and employees from any and all obligations relating to the Indebtedness.

5.       HOLD PERIOD

5.1 The Creditor acknowledges that the Shares and any shares issued on exercise of the Warrant, will be subject to a four-month hold period from the date of issuance of the Shares.

6.       REGULATORY APPROVAL

6.1 The Company hereby covenants with the Creditor to use its commercially reasonable best efforts to obtain all required regulatory and other approvals to the issuance of the Units to the Creditor.

7.       GENERAL PROVISIONS

7.1      Time is of the essence of this Agreement.

7.2 The parties will execute and deliver all such further documents, discharges, releases and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

7.3 The provisions herein contained constitute the entire agreement between the parties and supersede all previous understandings, communications, representations and agreements, whether written or verbal, between the parties with respect to the subject matter of this Agreement.

7.4 This Agreement shall be construed in accordance with the laws of the Province of British Columbia. All references to sums of money shall be deemed to refer to the legal tender of Canada.

7.5 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7.6 In this Agreement, wherever the singular or masculine is used the same shall be deemed to include the plural, feminine or body politic or corporate and also the successors and assigns of the parties hereto and each of them where the context of the parties so require.


IN WITNESS WHEREOF the parties have hereunto executed this Agreement as of and from the day and year first above written.


MUNDAY HOME SALES LTD.

By:  /s/ Maxwell Munday
----------------------------
Maxwell Munday, President



AMADOR GOLD CORP.

By:  /s/ Rupert L. Bullock
----------------------------
Rupert L. Bullock, President


                                       3